UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report:    December 15, 2010

(Date of earliest event reported)

INSWEB CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-26083	94-3220749
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification Number)

11290 Pyrites Way, Suite 200

Gold River, California 95670

(Address of principal executive offices)

(916) 853-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On December 15, 2010, the Compensation Committee of the Board of Directors (the “Committee”) of InsWeb Corporation approved the 2011 compensation plan for InsWeb’s directors and executive officers. The compensation plan is comprised of cash compensation and option grants. In approving the 2011 compensation plan, the Committee considered, among other factors, InsWeb’s financial and operating performance, market conditions and general compensation trends for publicly traded companies. The objectives of the compensation plan are to attract, motivate and retain talented and dedicated employees, and to provide InsWeb’s executive officers with both cash and equity incentives to further the Company’s interests and those of our stockholders.

As recommended by the Committee and approved by the Board of Directors, the 2011 annual base cash compensation for Hussein Enan (CEO) increases from $12 to $300,000. Mr. Enan’s annual salary has been $12 since 2006. The 2011 annual base cash compensation for Kiran Rasaretnam (CFO) increases from $206,000 to $212,180; the 2011 annual base cash compensation for Steve Yasuda (Chief Accounting Officer) increases from $160,144 to $169,753; and the 2011 annual case cash compensation for Eric Loewe (General Counsel and Secretary)  increases from $206,000 to $218,360. Additionally, the 2011 annual base cash compensation for Rick Natsch, President, Potrero Media Corporation will be $12. Mr. Enan, Mr. Rasaretnam, Mr. Yasuda and Mr. Loewe also were granted stock options which vest over two years.

To align the compensation of the executive officers with increased shareholder value, the Compensation Committee also approved a quarterly performance-based cash bonus for Mr. Enan, Mr. Rasaretnam, Mr. Yasuda and Mr. Loewe.  Subject to certain minimum and maximum thresholds, the amount of the cash bonus paid is based on quarterly revenue and Adjusted EBITDA targets to be established by the Compensation Committee at its meeting in February, 2011.

    A summary of the 2011 compensation for each named executive officer is shown in the table below:

		2011 Compensation
		Base Salary	Long-Term Incentive Options (1)	Performance-Based Cash Bonus (2)

Hussein Enan	CEO	$300,000	60,000	$80,000
Kiran Rasaretnam	CFO	$212,180	30,000	$40,000
Eric Loewe	General Counsel and Secretary	$218,360	30,000	$40,000
Steve Yasuda	CAO	$169,753	18,000	$30,000
Rick Natsch	President, Potrero Media Corp	$12	-	-

(1)	The options have a five year term and vest in equal monthly amounts over two years.
(2)
The maximum cash bonus for fiscal 2011 is displayed. One fourth of the maximum bonus will be paid each quarter if both quarterly revenue and Adjusted EBITDA exceed targets by twenty percent.
A reduced cash bonus equal to seventy-five percent of the maximum will be paid if InsWeb exceeds either the quarterly revenue or Adjusted EBITDA target and meets the other target.  A cash bonus of fifty percent of the maximum bonus will be paid if InsWeb meets both the quarterly revenue and Adjusted EBITDA targets. No cash bonus will be paid for any quarter in which either target is not met.

Additionally, on December 15, 2010, the Committee approved and the Board of Directors ratified the year 2011 compensation for non-employee members of the Board of Directors. Each non-employee director will receive an annual cash retainer of $20,000 relating to the period from January 2011 to December 2011. Mr. Orr, as Chair of the Audit Committee, will receive an additional cash retainer of $2,500 for each regularly scheduled Audit Committee attended. Each non-employee director will also receive an option grant for 15,000 shares, which vests in equal quarterly installments.  In addition, the InsWeb Corporation 2008 Stock Option Plan grants each non-employee director an annual option grant to purchase 5,000 shares, with the date of grant being on or about July 1 of each year that they serve. These options are fully vested. Directors are also reimbursed for their reasonable expenses incurred in connection attending Board of Directors or Committee meetings.

.

SIGNATURE

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2010	INSWEB CORPORATION
(Registrant)

/s/ Kiran Rasaretnam
Kiran Rasaretnam
Chief Financial Officer

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